EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Bill Barrett Corporation on Form S-1 of our report dated April 16, 2004 (November 16, 2004 as to Note 10 and the effects of the restatement as described in Note 17), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of earnings and earnings per share, appearing in the Registration Statement No. 333-114554 Prospectus and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado
December 9, 2004